EXHIBIT 17

Letter re: director resignation

I hereby resign as a Director of Frisch’s Restaurants, Inc. effective upon the election of my successor at the 2005 Annual Shareholder Meeting.

Date: June 15, 2005	/s/ William A. Mauch
William A. Mauch